FOR IMMEDIATE RELEASE
January 18, 2005

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2004 AND DECLARES A QUARTERLY DIVIDEND

Lawrenceburg, Indiana - January 18, 2005 - DSA Financial Corporation (OTCBB:
DSFN.OB) announced its financial results for the second fiscal quarter. For the quarter ended December 31, 2004, the Company recorded net earnings of $206,000 or $0.13 per share. In the quarter ended December 31, 2003, before DSA Financial completed its second step conversion, the Company reported net earnings of $175,000, or $.11 per share.

The quarter-to-quarter increase in earnings was attributed primarily to a $126,000, or 20%, increase in net interest income, which was partially offset by an $82,000, or 19%, increase in general, administrative and other expense.

Net earnings for the six months ended December 31, 2004 were $414,000, or $.26 per share, an increase of $8,000, or 2%, over the six month period ended December 31, 2003. Net interest income increased by $228,000 or 18%, offset by a decrease of $88,000, or 33%, in other income and an increase of $144,000, or 17%, in general, administrative and other expense.

In addition, Edward L. Fischer, President and Chief Executive Officer of DSA Financial, announced today that the Company's board of directors has declared a dividend on its common stock of $0.1035 per share. The dividend is payable on February 11, 2005 to stockholders of record as of January 28, 2005.

DSA Financial reported total assets of $84.5 million at December 31, 2004, total liabilities of $67.6 million, including deposits of $61.2 million and total stockholders' equity of $16.9 million.

DSA Financial Corporation, formed in connection with the Company's second-step stock offering, completed in July 2004, is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana. The second-step offering resulted in net proceeds of $7.3 million. Dearborn Savings operates through its main office and one branch office.




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                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                        December 31,    June 30,
         ASSETS                                            2004           2004

Cash and cash equivalents                                 $ 2,132       $10,564
Investment securities                                       6,356         8,446
Loans receivable                                           70,595        59,192
Other assets                                                5,416         5,564
                                                          -------       -------

         Total assets                                     $84,499       $83,766
                                                          =======       =======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits $61,153                                          $68,203
Advances from the FHLB                                      5,000         5,000
Other liabilities                                           1,420         1,304
                                                          -------       -------

         Total liabilities                                 67,573        74,507

Stockholders' equity                                       16,926         9,259
                                                          -------       -------

         Total liabilities and stockholders' equity       $84,499       $83,766
                                                          =======       =======



                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)


                                                       Six months ended        Three months ended
                                                          December 31,            December 31,

                                                         2004     2003           2004     2003

Total interest income                                  $2,148   $2,107         $1,090   $1,048

Total interest expense                                    648      835            322      406
                                                       ------   ------         ------   ------

         Net interest income                            1,500    1,272            768      642

Provision for losses on loans                              12       12              6        6
                                                       ------   ------         ------   ------

         Net interest income after provision for
            losses on loans                             1,488    1,260            762      636

Other income                                              178      266             83       83

General, administrative and other expense               1,005      861            514      432
                                                       ------   ------         ------   ------

         Earnings before income taxes                     661      665            331      287

Income taxes                                              247      259            125      112
                                                       ------   ------         ------   ------



     NET EARNINGS                                      $  414   $  406         $  206   $  175
                                                       ======   ======         ======   ======

        EARNINGS PER SHARE - basic and diluted         $  .26   $  .26         $  .13   $  .12
                                                       ======   ======         ======   ======